Exhibit 99.1

Two Harbors Investment Corp. Announces the Appointment of William Greenberg as
Chief Investment Officer

New York, June 30, 2021 – Two Harbors Investment Corp. (NYSE: TWO), an Agency + MSR mortgage real estate investment trust, today announced that William Greenberg, the company’s President and Chief Executive Officer, has been appointed to also serve as the company’s Chief Investment Officer. The company entered into a mutually agreeable Separation and Release Agreement with Matthew Koeppen, pursuant to which Mr. Koeppen will cease to serve as the company’s Chief Investment Officer, with immediate effect.

William Greenberg has served as President and Chief Executive Officer of Two Harbors since June 2020 and as a Director since September 2020. Mr. Greenberg previously served as Co-Chief Investment Officer from January 2020 to June 2020 and as Co-Deputy Chief Investment Officer from June 2018 to January 2020. Mr. Greenberg has over 25 years of experience managing portfolios of structured finance assets. Prior to serving as an investment professional for Two Harbors beginning in 2012, he was a Managing Director at UBS AG, holding various senior positions with responsibilities including managing the mortgage repurchase liability risk related to over $100 billion of RMBS and whole loans issued and/or sold by UBS. Mr. Greenberg was Co-Head of Trading within the SNB StabFund, including managing $40 billion of legacy RMBS, ABS, and CMBS securities and loans. Prior to joining UBS, Mr. Greenberg was a Managing Director at Natixis NA, where he co-managed portfolios of RMBS and Agency Mortgage Servicing Rights. Mr. Greenberg holds a B.S. degree in physics from the Massachusetts Institute of Technology, and M.S. and Ph.D. degrees in theoretical nuclear physics from the University of Washington.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in Minnetonka, MN.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 1400, Minnetonka, MN, 55305, telephone 612-453-4100.

Contact

Paulina Sims, Senior Director, Investor Relations, Two Harbors Investment Corp., 612-446-5431, Paulina.Sims@twoharborsinvestment.com.